June 26, 2014

To

Embraer Overseas Limited

190 Elgin Avenue,

George Town, Grand Cayman KY1-9005,

Cayman Islands

Embraer S.A.

Avenida Brigadeiro Faria Lima, 2170

12227-901 São José dos Campos, S.P.

Brazil

Re.:     Embraer Overseas Limited / Embraer S.A.

            Registration Statement on Form F-3

Ladies and Gentlemen:

1.              We are qualified to practice law in the Federative Republic of Brazil (“Brazil”) and have acted as Brazilian counsel to Embraer Overseas Limited (the “Company”) and Embraer S.A. (the “Guarantor”) in connection with the registration with the Securities and Exchange Commission (the “Commission”) of up to U.S.$540,518,000 of the unregistered 5.696% Guaranteed Senior Notes due 2023 (the “Unregistered Notes”) issued in September 2013 by the Company and guaranteed by the Guarantor, which will become registered 5.696% Guaranteed Senior Notes due 2023 under the Securities Act of 1933 (the “Act”) (such notes also registered, the “Registered Notes”; together with the Unregistered Notes, the "Notes"), as provided by Amendment No.1 on Form F-3 ("Amendment No.1") to the registration statement on Form F-4 filed by the addressees hereof with the Securities and Exchange Commission (the “Commission”) on June 24, 2014 as amended or supplemented on or prior to the date of this opinion, the (“Registration Statement”).

2.              This opinion is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act. This opinion is filed as Exhibit 8.1 of the Registration Statement and addresses only the Brazilian tax disclosure in connection with (i) the registration of the Unregistered Notes pursuant to the Registration Statement and (ii) our opinion (filed as Exhibit 5.2 to Amendment No.1 to the Registration Statement) dated the date hereof.

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

                                                                                                                                                                                           1

3.              We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Taxation – Brazilian Taxation” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

4.              We did not conduct any investigation of the laws of any jurisdiction outside Brazil. This opinion is given solely in respect of the tax laws of Brazil as of the date hereof, and not in respect of any other law. In particular, we did not make independent investigations of the laws of the State of New York or of the laws of Cayman Islands. In relation to any matters in connection with the law of New York, we understand that you are relying on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, acting as US counsel for the Company and the Guarantor, dated the date hereof and delivered pursuant to the Act. In relation to any matters in connection with the law of Cayman Islands, we understand that you are relying on the opinion of Travers Thorp Alberga, acting as Cayman Islands counsel for the Company and the Guarantor, dated the date hereof and delivered pursuant to the Act.

5.              For purposes of this opinion we have relied on the assumptions that there is no provision of the law of any jurisdiction other than Brazil which has any implication in relation to the opinion expressed herein.

6.              Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that:

(i)              The statements made in the Registration Statement under the heading “Taxation – Brazilian Taxation” are our opinion with respect to the material Brazilian tax considerations applicable generally to the registration of the Notes pursuant to the Registration Statement and the initial resale by the holder thereof.

(ii)      The registration of the Unregistered Notes which will become Registered Notes should not have any tax impact on holders of the Registered Notes who are non residents of Brazil under Brazilian tax legislation.

7.              This opinion is subject to the following qualifications, explanations and reservations:

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

                                                                                                                                                                                           2

(i)            We are qualified to practice law in the Federative Republic of Brazil only and, therefore, the opinions expressed in this letter are limited to questions arising under the laws of the Federative Republic of Brazil. Therefore, this opinion does not cover any questions arising under or relating to any laws other than the laws of Brazil as in effect at the date of this opinion.

(ii)           This opinion is dated as of today and we expressly disclaim any responsibility to advise with respect to any development or circumstance of any kind, including any change of law or fact which may occur after the date of this opinion, even though such development, circumstance or change may affect the legal analysis, legal conclusion or any other matter set forth in or relating to this opinion. Accordingly, you should seek advice of your counsel as to the adequate application of this opinion at such time.

(iii)          This opinion is limited to the matters expressly stated herein and does not extend to, and is not to be read as extended by implication to, any other matters in connection with the Registration Statement.

(iv)         In rendering the opinion set forth herein, we note that any conclusion on any particular issue is not a guarantee or prediction of what a court would hold but instead sets forth our conclusions as to what would or should be the proper result for a court to reach in a properly presented and decided case in which the facts and assumptions relied on herein are established.

This opinion is given solely for the purposes of Brazilian tax matters in connection with the Registration Statement and for the information of the Company and the Guarantor to whom it is addressed and their respective legal advisors. This opinion may not be relied upon for any other purpose or by any other person, other than the holders of Notes registered under the Registration Statement, whether natural person, legal entity or government body, nor may it be used for any purpose other than as stated herein, or quoted or referred to in any public document, or in any other way made public, without our prior written consent.

Av. Rio Branco, 110 – 39º e 40º andares – Centro Rio de Janeiro, RJ – CEP 20040-001 Fone (21) 3861-5800 Fax (21) 2224-2139	R. Joaquim Floriano, 100 – 16º andar – Itaim Bibi São Paulo, SP – CEP 04534-000 Fone (11) 2198-2800 Fax (11) 2198-2849

                                                                                                                                                                                           3

Yours sincerely,

/s/ BOCATER, CAMARGO, COSTA E SILVA ADVOGADOS